UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 9, 2005

LIBERTY MEDIA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50671	20-0893138

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Boulevard
Englewood, Colorado 80112
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5800

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets

     On May 9, 2005, the registrant’s majority-owned subsidiary, UnitedGlobalCom, Inc. (UGC) announced that its subsidiary UPC Ireland B.V. (UPC Ireland) had signed a sale and purchase agreement (the Purchase Agreement) to acquire MS Irish Cable Holdings B.V. (MS Irish Cable), subject to regulatory approval. MS Irish Cable, an affiliate of Morgan Stanley, owns NTL Communications (Ireland) Limited, NTL Irish Networks Limited and certain related assets (together NTL Ireland), which MS Irish Cable acquired from the NTL Group on May 9, 2005. NTL Ireland, Ireland’s largest cable television operator, provides cable television and broadband Internet services to residential customers and managed network services to corporate customers. Certain obligations of UPC Ireland are guaranteed by UGC’s subsidiary United Pan Europe Communications, N.V. (UPC).

     MS Irish Cable acquired NTL Ireland on May 9, 2005 for approximately €325 million ($416,485,000 at May 9, 2005) in cash, excluding an adjustment for cash in the business at closing. On that date, UPC Ireland loaned MS Irish Cable approximately €338.6 million ($433,913,000 at May 9, 2005) to fund the purchase price for NTL Ireland and MS Irish Cable’s working capital needs pursuant to a loan agreement (the Loan Agreement). Interest accrues annually on the loan in an amount equal to 100% of MS Irish Cable’s profits for the interest period and becomes payable on the date of repayment or prepayment of the loan. The final maturity of the loan is May 9, 2065, but the indebtedness incurred under the Loan Agreement may be prepaid at any time without penalty.

     UPC Ireland’s acquisition of MS Irish Cable from MS Irish Cable’s parent company, Morgan Stanley Dean Witter Equity Funding, Inc. (MSDW Equity), is subject to receipt of applicable Irish regulatory approval. Upon closing, UPC Ireland will pay MSDW Equity, as consideration for all of the outstanding share capital of MS Irish Cable and any MS Irish Cable indebtedness owed to MSDW Equity and its affiliates, an amount (the Purchase Price) equal to MSDW Equity’s net investment in MS Irish Cable plus interest on the amount of the net investment at a rate per annum equal to EURIBOR + 1.2%, compounded daily, for the period of its investment through the date of the disposition, together with any value added tax thereon plus an amount equal to certain costs and expenses incurred by MSDW Equity in connection with the transaction.

     If regulatory approval for UPC Ireland’s acquisition of MS Irish Cable (including its subsidiary NTL Ireland) is not received by February 3, 2006 or, if prior to that date, the appropriate authority has expressly and conclusively refused to grant the necessary approval, MSDW Equity may sell its direct or indirect interest in NTL Ireland to any third party for such consideration and on such terms and conditions as MSDW Equity determines in its sole discretion. UPC Ireland has agreed to make MSDW Equity whole with respect to any economic effect on MSDW Equity regarding the acquisition, ownership and subsequent transfer of the NTL Ireland interest. In connection with such a sale of the NTL Ireland interest to a third party, UPC Ireland has granted MSDW Equity an option to require UPC Ireland to sell to MSDW Equity or its nominee (the Call Option) all of UPC Ireland’s interest in the indebtedness owed to it under the Loan Agreement at a price equal to the total consideration (including the amount of debt directly or indirectly assumed) that MSDW Equity and its affiliates will receive for sale or liquidation of the direct or indirect NTL Ireland interest, less the Purchase Price and the amount of certain expenses and costs, without duplication, incurred by MSDW Equity and its affiliates in connection with the sale, ownership and earlier acquisition of NTL Ireland and a customary advisory fee to be agreed upon. UPC Ireland’s obligations under the Call Option are secured by a security assignment of UPC Ireland’s right to the receivable under the Loan Agreement and a Dutch pledge over such receivable.

     In connection with the transaction, UPC Ireland has agreed to pay MSDW Equity or its affiliates an arrangement fee of €4.0 million ($5,126,000 at May 9, 2005) and €150,000 ($192,000 at May 9, 2005) for each month that MS Irish Cable holds its interest in NTL Ireland as well as to reimburse it for its reasonable costs and expenses associated with the transaction. UPC Ireland has agreed to indemnify MSDW Equity and its affiliates with respect to any losses, liabilities and taxes incurred in connection with the transaction.

     As UPC Ireland and UPC are responsible for any losses to be incurred by MSDW Equity in connection with its acquisition, ownership and ultimate disposition of NTL Ireland, UGC is required to consolidate MS Irish Cable and its subsidiaries, including NTL Ireland, as of the closing date of MS Irish Cable’s acquisition of NTL Ireland.

     Copies of the Purchase Agreement and Loan Agreement are included herein as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The foregoing descriptions of such agreements are qualified in their entirety by reference to the full text of the Purchase Agreement and Loan Agreement.

1

Item 9.01 Financial Statements and Exhibits

    (a)  Financial Statements of Business Acquired

           NTL Ireland

           Report of Independent Auditors

           Combined Balance Sheet as at December 31, 2004

           Combined Statement of Operations for the year ended December 31, 2004

           Combined Statement of Cash Flows for the year ended December 31, 2004

           Combined Statement of Shareholders’ Equity for the year ended December 31, 2004

           Notes to Combined Financial Statements

    (b)  Pro forma financial information

           Liberty Media International, Inc.

           Unaudited Condensed Pro Forma Combined Financial Statements

           Unaudited Condensed Pro Forma Combined Balance Sheet as of December 31, 2004

           Unaudited Condensed Pro Forma Combined Statements of Operations for the year ended December 31, 2004

           Notes to Unaudited Condensed Pro Forma Combined Financial Statements

    (c)  Exhibits

10.1	Sale and Purchase Agreement dated May 9, 2005, among, Morgan Stanley Dean Witter Equity Funding, Inc., UPC Ireland B.V. and United Pan Europe Communications N.V. (Incorporated by reference to Exhibit 99.1 to the Form 8-K, dated May 9, 2005, of UnitedGlobalCom, Inc. (UGC)) (File No. 000-496-58)

10.2	Loan Agreement dated May 9, 2005, between MS Irish Cable Holdings B.V. and UPC Ireland B.V. (Incorporated by reference to Exhibit 99.2 to the Form 8-K, dated May 9, 2005, of UGC) (File No. 000-496-58)

23.1	Consent of Ernst & Young

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LIBERTY MEDIA INTERNATIONAL, INC.
Date: May 12, 2005	By:	/s/ Leonard P. Stegman
		Name:	Leonard P. Stegman
		Title:	Vice President

2

NTL IRELAND

REPORT OF INDEPENDENT AUDITORS

To the Shareholders of NTL Ireland

We have audited the accompanying combined balance sheet of NTL Ireland (the companies listed in Note 1) as of December 31, 2004 and the related combined statements of operations, shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the companies’ management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the companies’ internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the companies’ internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of NTL Ireland at December 31, 2004 and the combined results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

Ernst & Young
Dublin, Ireland
May 6, 2005

NTL IRELAND

COMBINED BALANCE SHEET
AS AT DECEMBER 31, 2004
(in thousands)

Assets
Current assets
Cash	€5,593
Accounts receivable — trade, less allowance for doubtful accounts of €5,576	9,799
Prepaid expenses and other current assets	1,873
Due from affiliates	39,292

Total current assets	56,557

Fixed assets, net	123,569
Customer lists, net	13,144

Total assets	€193,270

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	€9,075
Accrued expenses and other current liabilities	20,622
Interest payable to affiliates	3,791
Deferred revenue	17,279
Notes payable to affiliates	116,708
Amounts due to affiliates	5,497

Total current liabilities	172,972

Other long-term liabilities	3,405
Commitments and contingent liabilities

Shareholders’ equity
Share capital	110
Additional paid in capital	5,048
Other reserves	334
Accumulated other comprehensive (loss)	(3,059)
Retained earnings	14,460

Total shareholders’ equity	16,893

Total liabilities and shareholders’ equity	€193,270

See accompanying notes.

NTL IRELAND

COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

Revenue	€106,458
Costs and expenses
Operating costs (exclusive of depreciation shown separately below)	(36,566)
Selling, general and administrative expenses	(34,338)
Depreciation	(11,482)
Amortization	(4,728)

(87,114)

Operating income	19,344

Other income (expense)
Interest income and other, net	2,042
Interest expense	(3,791)
Foreign currency transaction (losses) gains	61

Income before income taxes	17,656
Income tax (expense)	(2,593)

Net income	€15,063

See accompanying notes.

NTL IRELAND

COMBINED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

Operating Activities:
Net income	€15,063
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	16,210
Deferred income taxes	2,460
Changes in operating assets and liabilities, net
Accounts receivable	3,174
Prepaid expenses and other current assets	679
Accounts payable	(1,723)
Accrued expenses and other current liabilities	(3,465)
Deferred revenue	1,238
Amounts due from affiliates	6,037

Net cash provided by operating activities	39,673

Investing activities
Purchase of fixed assets	(16,652)
Proceeds from disposal of tangible fixed assets	2,103

Net cash (used in) investing activities	(14,549)

Financing activities
Amounts paid to affiliates	(39,906)

Net cash used in financing activities	(39,906)

(Decrease) in cash	(14,782)
Cash at beginning of year	20,375

Cash at end of year	€5,593

Supplemental disclosure of cash flow information
Cash paid during the year for interest exclusive of amounts capitalized	€1,086
Income taxes paid	18

See accompanying notes.

NTL IRELAND

COMBINED STATEMENT OF SHAREHOLDERS’ EQUITY
FOR THE YEAR ENDED DECEMBER 31, 2004
(in thousands)

		Additional			Pension
	Share	Paid-In	Other	Comprehensive	Liability	Retained
	Capital	Capital	Reserves	Income (Loss)	Adjustments	Earnings
Balance, December 31, 2003	€110	€5,048	€334		(€588)	(€603)

Comprehensive income (loss):
Net income for the year ended December 31, 2004	—	—		€15,063	—	15,063
Pension liability adjustment	—	—		(2,471)	(2,471)	—

				€12,592

Balance, December 31, 2004	€110	€5,048	€334		(€3,059)	€14,460

See accompanying notes

NTL IRELAND

NOTES TO COMBINED FINANCIAL STATEMENTS
(amounts in thousands)

1. Organization and Business

     NTL Ireland comprises the consolidated financial statements of NTL Communications (Ireland) Limited and its subsidiaries combined with the financial statements of NTL Irish Networks Limited. In addition certain assets that are owned by NTL Incorporated, or NTL, that are used by NTL Ireland, and costs and expenses of services provided by NTL have been reflected in these combined financial statements in accordance with Staff Accounting Bulletin No. 54 (SAB 54). NTL Communications (Ireland) Limited and NTL Irish Networks Limited are companies incorporated in the Republic of Ireland and are indirect wholly-owned subsidiaries of NTL.

     NTL Ireland offers digital and analogue television to homes in its network areas of Dublin, Waterford and Galway and broadband in parts of Dublin. In addition, NTL Ireland also offers a full range of business telecommunications services including, voice data and internet products.

2. Significant Accounting Policies

Basis of Presentation

     The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States on the basis described in Note 1.

     Intercompany accounts and transactions have been eliminated.

     In accordance with SAB 54, the impact of NTL’s operations as a debtor-in-possession and its subsequent emergence from Chapter 11 and adoption of fresh-start reporting in accordance with the American Institute of Certified Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code has been reflected in these financial statements. Additionally, both the assets owned by NTL and costs and expenses of services provided by NTL, have been allocated to NTL Ireland based on specific identification. When specific identification was not practicable, the allocation of expenses was done on a basis that, in the opinion of management was reasonable.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Such estimates and assumptions impact, among others, the following: the amount of uncollectible accounts, pension expense and pension funding requirements, costs for interconnection, the amount of costs to be capitalized in connection with the construction and installation of NTL Ireland’s network and facilities, and the computation of NTL Ireland’s income tax expense and liability. Actual results could differ from those estimates.

Fair Values

     NTL Ireland has determined the estimated fair value amounts presented in these financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in these combined financial statements are not necessarily indicative of the amounts that NTL Ireland could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. NTL Ireland has based these fair value estimates on pertinent information available to it as of December 31, 2004.

Foreign Currency Translation

     The functional and reporting currency is the euro. Transactions denominated in foreign currencies are recorded at the rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated to euro at the rate ruling at the balance sheet date. Foreign currency gains and losses are recorded in the statement of operations.

NTL IRELAND
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
(amounts in thousands)

Trade Receivables

     NTL Ireland’s trade receivables are stated at outstanding principal balance, net of allowance for doubtful accounts. Allowances for doubtful accounts are estimated based on the current aging of trade receivables, prior collection experience and future expectations of conditions that might impact recoverability. The allowance for doubtful accounts is € 5,576 at December 31, 2004.

Concentrations of Credit Risk

     NTL Ireland’s financial instruments that are exposed to concentrations of credit risk consist primarily of trade receivables. Concentrations of credit risk with respect to trade receivables are limited because of the large number of customers. NTL Ireland performs periodic credit evaluations of its business customers’ financial condition and generally does not require collateral. At December 31, 2004, NTL Ireland did not have significant credit risk concentrations. No single group or customer represents greater than 10% of total accounts receivable.

Fixed Assets

     Fixed assets, net totaled €123,569 representing 63.9% of total assets at December 31, 2004. In accordance with SOP 90-7, upon NTL’s emergence from Chapter 11 reorganization, NTL Ireland adopted fresh-start reporting as of January 1, 2003. Pursuant to fresh-start reporting, the carrying values of fixed assets were adjusted to their reorganization values, which were equivalent to their estimated fair values. These adjusted carrying values became the revised cost basis of NTL Ireland’s fixed assets at January 1, 2003. Fixed assets, net, were written down by €35,675 to reflect this adjustment.

     The cost of fixed assets includes amounts capitalized for labor and overhead expended in connection with the design and installation of NTL Ireland’s operating network equipment and facilities. Costs associated with initial customer installations, additions of network equipment necessary to enable enhanced services, acquisition of additional fixed assets and replacement of existing fixed assets are capitalized. The costs of reconnecting the same service to a previously installed premise are charged to expense in the period incurred. Costs for repairs and maintenance are charged to expense as incurred.

     Labor and overhead costs directly related to the construction and installation of fixed assets, including payroll and related costs of some employees and related rent and other occupancy costs, are capitalized. The payroll and related costs of some employees that are directly related to construction and installation activities are capitalized based on specific time devoted to these activities where identifiable. In cases where the time devoted to these activities is not specifically identifiable, NTL Ireland capitalizes costs based upon estimated allocations.

Depreciation is computed by the straight-line method over the estimated useful lives of the assets.

Intangible Assets

     Intangible assets include customer lists. Customer lists represent the value attributable to the customer base following the adoption of fresh-start accounting. Customer lists are amortized on a straight-line basis over the period in which NTL Ireland expects to derive benefits, which is principally five years.

Asset Retirement Obligations

     NTL Ireland accounts for obligations associated with the retirement of tangible long-lived assets and the related asset retirement costs in accordance with FASB Statement No. 143, Accounting for Asset Retirement Obligations (FAS 143).

     NTL Ireland accrues for the liability in respect of dilapidation on its leasehold properties over the term of the lease in accordance with FASB Statement No. 13, Accounting for Leases.

Impairment of Long-Lived Assets

     Long-lived assets, including fixed assets and amortizable definite lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. NTL Ireland assesses the recoverability of

NTL IRELAND
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
(amounts in thousands)

the carrying value of long-lived assets, by first grouping its long-lived assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the asset group) and, secondly, estimating the undiscounted future cash flows that are directly associated with and expected to arise from the use of and eventual disposition of such asset group. NTL Ireland estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the carrying value of the asset group exceeds the estimated undiscounted cash flows, NTL Ireland records an impairment charge to the extent the carrying value of the long-lived asset exceeds its fair value. NTL Ireland determines fair value through quoted market prices in active markets or, if quoted market prices are unavailable, through the performance of internal analysis of discounted cash flows or external appraisals. The undiscounted and discounted cash flow analyses are based on a number of estimates and assumptions, including the expected period over which the asset will be utilized, projected future operating results of the asset group, discount rate and long-term growth rate.

     As of December 31, 2004, NTL Ireland reviewed its long-lived assets for impairment and determined that there was no impairment of NTL Ireland’s long-lived assets as of December 31, 2004.

Revenue Recognition

     NTL Ireland recognizes revenue only when it is realized or realizable and earned. NTL Ireland recognizes revenue when all of the following are present:

•	Persuasive evidence of an arrangement exists between NTL Ireland and its customers;

•	Delivery has occurred or the services have been rendered;

•	The price for the service is fixed or determinable; and

•	Collectibility is reasonably assured.

     Revenues are invoiced and recorded as part of a periodic billing cycle, and are recognized as the services are provided. At the end of each period, adjustments are recorded to defer revenue relating to services billed in advance and to accrue for earned but unbilled services.

•	Telephone, cable television and internet revenues are recognized as the services are provided to customers.

•	Bundled services revenue is recognized at the time the services are provided to the customer or the performance of all of the services have been completed. NTL Ireland applies the provisions of EITF No 00-21, Accounting for revenue arrangements with multiple deliverables to assess whether the components of the bundled services should be recognized separately.

•	Installation revenues NTL Ireland applies the provisions of FASB Statement No. 51, Financial Reporting by Cable Television Companies in relation to connection and activation fees for cable television, as well as telephone and internet services, on the basis that NTL Ireland markets and maintains a unified fiber network through which NTL Ireland provides all of these services. Installation revenues are recognized at the time the installation has been completed to the extent that those fees are less than direct selling costs. Installation fees in excess of direct selling costs are deferred and amortized over the expected life of the customer’s connection.

•	Rental revenue in respect of line rentals and rental of equipment provided to customers is recognized on a straight-line basis over the term of the rental agreement.

Advertising Expense

     NTL Ireland charges the cost of advertising to expense as incurred. Advertising costs were €1,671 in 2004.

NTL IRELAND
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
(amounts in thousands)

Pensions

     NTL Ireland accounts for its defined benefit pension plan using FASB Statement No. 87, Employer’s Accounting for Pensions (FAS 87) and the disclosure rules under FASB Statement No. 132 (revised), Employers Disclosures about Pensions and Other Postretirement Benefits, an Amendment of FASB Statements 87, 88 and 106. Under FAS 87, pension expense is recognized on an accrual basis over employees’ approximate service periods. Pension expense calculated under FAS 87 is generally independent of funding decisions or requirements. NTL Ireland recognized expense for its defined benefit pension plans of €353 in 2004.

     The fair value of NTL Ireland’s pension plans’ assets was €7,776 at December 31, 2004. NTL Ireland contributed €437 in cash to its defined benefit pension plans in 2004.

     The calculation of pension expense and NTL Ireland’s pension liability requires the use of a number of assumptions. Changes in these assumptions can result in different expense and liability amounts, and future actual experience can differ from the assumptions. NTL Ireland believes that the two most critical assumptions are the expected long-term rate of return on plan assets and the assumed discount rate.

     When calculating pension expense for 2004, NTL Ireland assumed that its plans’ assets would generate a long-term rate of return of 7.9%. NTL Ireland determines its expected long-term rate of return assumption based on historical experience and by evaluating input from the trustee managing the plan’s assets, including the trustee’s review of asset class return expectations by several consultants and economists as well as long-term inflation assumptions. NTL Ireland’s expected long-term rate of return on plan assets is based on a target allocation of assets, which is based on its goal of earning the highest rate of return while maintaining risk at acceptable levels. The plan strives to have assets sufficiently diversified so that adverse or unexpected results from one security class will not have an unduly detrimental impact on the entire portfolio.

     NTL Ireland discounted its future pension obligations using a rate of 4.8% at December 31, 2004. NTL Ireland determined the appropriate discount rate based on the current rates earned on long-term bonds that receive one of the two highest ratings given by a recognized rating agency. The pension liability and future pension expense both increase as the discount rate is reduced.

     At December 31, 2004, NTL Ireland has unrecognized actuarial losses of € 4,415. These losses will be recognized as a component of pension expense in future years.

     Future changes in plan asset returns, assumed discount rates and various other factors related to the participants in NTL Ireland’s pension plans will impact its future pension expense and liabilities. NTL Ireland cannot predict with certainty what these factors will be in the future.

Income Taxes

     NTL Ireland provides for income taxes in accordance with FASB Statement No. 109, Accounting for income taxes. Judgment is required in determining NTL Ireland’s provision for income taxes, deferred tax assets and liabilities and the extent to which deferred tax assets can be recognized. NTL Ireland recognizes deferred tax assets only if it is more likely than not that sufficient taxable income will be available in the future against which the temporary differences and unused tax losses can be utilized. NTL Ireland has considered future taxable income and tax planning strategies in assessing whether deferred tax assets should be recognized.

NTL IRELAND
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
(amounts in thousands)

3. Fixed Assets

     Fixed assets at December 31, 2004 consist of:

	Estimated
	Useful Life
Operating equipment
Cable distribution plant	8 - 30 years	€92,470
Switches and headends	8 - 10 years	10,787
Customer premises equipment	5 - 10 years	33,365

Total operating equipment		136,622

Other equipment
Buildings	30 years	249
	20 years or, if
Leasehold improvements	less,
	the lease term	3,891
Computer infrastructure	3 - 5 years	10,369
Other equipment	5 - 12 years	1,114

Total other equipment		15,623

		152,245
Accumulated depreciation		(34,906)

		117,339

Construction in progress		6,230

		€123,569

4. Customer lists

	Estimated
	useful life
Cost	5 years	€22,600
Accumulated amortization		(9,456)

		€13,144

     Estimated aggregate amortization expense for each of the five succeeding fiscal years from December 31, 2004 is as follows: €3,983 in 2005, €3,983 in 2006, €3,983 in 2007, €1,195 in 2008 and €nil in 2009.

NTL IRELAND
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
(amounts in thousands)

5. Leases

     Future minimum annual payments under operating leases at December 31, 2004 are as follows. The table reflects NTL Ireland’s contractual obligations.

Year ended December 31:
2005	€5,110
2006	3,975
2007	3,821
2008	3,434
2009	3,085
Thereafter	42,467

Total minimum lease payments	€61,892

     Leases for buildings, offices space and equipment extend through 2033. Total rental expense for the year ended December 31, 2004, under operating leases was €5,341.

6. Fair Values of Financial Instruments

     NTL Ireland in estimating its fair value disclosures for financial instruments used the following methods and assumptions:

     Cash: The carrying amounts reported in the combined balance sheet approximate fair value.

     Notes payable to affiliates: The carrying amounts of the notes payable to affiliates approximate their fair values.

     The carrying amounts and fair values of NTL Ireland’s financial instruments at December 31, 2004 are as follows:

	Carrying	Fair
	Amount	Value
Cash and cash equivalents	€5,593	€5,593
Note payable to affiliates	116,708	116,708

NTL IRELAND
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
(amounts in thousands)

7. Employee Benefit Plans

     NTL Ireland operates a defined benefit pension plan in the Republic of Ireland. The assets of the Plan are held separately from those of NTL Ireland and are invested in specialized portfolios under the management of an investment group. The pension cost is calculated using the projected unit method. NTL Ireland’s policy is to fund amounts to the defined benefit plans necessary to comply with the funding requirements as prescribed by the laws and regulations in the Republic of Ireland.

     NTL Ireland’s defined benefit pension plan uses a measurement date of December 31:

Obligations and Funded Status

Change in projected Benefit Obligation
Benefit obligation at beginning of year	€8,425
Service cost	372
Interest cost	501
Members’ contributions	157
Actuarial losses	3,168
Benefits paid	(86)

Benefit obligation at end of year	€12,537

Change in plan assets
Fair value of plan assets at beginning of year	€6,705
Actual return on plan assets	563
Employer contributions	437
Members’ contributions	157
Benefits paid	(86)

Fair value of plan assets at end of year	€7,776

Funded status	(€4,761)
Unrecognized net losses	4,415

Net amount recognized	(€346)

Amounts recognized in the statement of financial position consist of:
Accrued benefit liability	(€3,405)
Accumulated other comprehensive loss	3,059

Net amount recognized	(€346)

     The accumulated benefit obligation for the defined benefit plan was €11,181 at December 31, 2004.

Information for pension plans with an accumulated benefit obligation in excess of plan assets

Accumulated benefit obligation	€11,181
Fair value of plan assets	7,776

Information for pension plans with a projected benefit obligation in excess of plan assets

Projected benefit obligation	€12,537
Fair value of plan assets	7,776

NTL IRELAND
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
(amounts in thousands)

Components of Net Periodic Benefit Costs

Change in projected Benefit Obligation
Service cost	€372
Interest cost	501
Expected return on plan assets	(549)
Recognized actuarial loss	29

Benefit obligation at end of year	€353

Additional Information

Increase in minimum liability included in other comprehensive income	€2,471

Assumptions

     Weighted-average assumptions used to determine benefit obligations

Discount rate	4.80%
Rate of compensation increase	4.00%

     Weighted-average assumptions used to determine net periodic benefit costs

Discount rate	6.00%
Expected long-term rate of return on plan assets	7.90%
Rate of compensation increase	4.00%

     Where investments are held in bonds and cash, the expected long-term rate of return is taken to be yields generally prevailing on such assets at the measurement date. The higher rate of return is expected on equity investments, which is based more on realistic future expectations than on the returns that have been available historically. The overall expected long-term rate on assets is then the average of these rates taking into account the underlying assets portfolios of the pension plans.

Plan Assets

     NTL Ireland’s pension plan weighted-average assets allocations at December 31, 2004 by asset category are as follows:

Asset category
Equity securities	75.3%
Debt securities	14.3%
Real estate	7.1%
Cash	3.3%

100.0%

     The trustees of the plan have in place an agreement with the investment managers that targets an allocation of 64% equities and 36% bonds and cash at December 31, 2004. Deviations from these central targets are permitted from time to time. Because the plan is now closed to new entrants, the investment strategy is moving towards a higher proportion of bonds over time to reflect the steadily maturing profile of liabilities.

     There were no shares of NTL’s common stock included in the Equity Securities at December 31, 2004.

NTL IRELAND
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
(amounts in thousands)

Cash flows

Contributions

     At December 31, 2004, all of NTL Ireland’s pension plans have projected benefit obligations exceeding plan assets totaling €4,761. NTL Ireland will need to fund these deficits in accordance with the laws and regulations of the Republic of Ireland. NTL Ireland expects to contribute a total of approximately €473 during 2005.

Estimated Future Benefit Payments

     The benefits expected to be paid out of the pension plans in total are set out below for each of the next five years and the following five years in aggregate . The benefits expected to be paid are based on the same assumptions used to measure NTL Ireland’s benefit obligation at December 31, 2004 and include estimated future employee services.

2005	€97
2006	€111
2007	€133
2008	€144
2009	€161
Years 2010 – 2014	€1,310

Defined Contribution Pension Plans

     NTL Ireland’s subsidiaries operate defined contribution pension plans in the UK and Republic of Ireland. NTL Ireland’s expense in relation to these plans was €9 for the year ended December 31, 2004.

8. Income Taxes

     The expense (benefit) for income taxes for the year ended December 31, 2004 consists of the following:

Current	€133
Deferred	2,460

€2,593

     NTL Ireland’s current tax expense relates to capital gain not covered by net operating losses. The deferred tax expense relates to the use of deferred tax assets that were covered by a valuation allowance that existed as of January 10, 2003.

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax liabilities and assets as at December 31, 2004 are as follows:

Deferred tax liabilities:
Intangibles	€1,951
Depreciation and amortization	5,983

Total deferred tax liabilities	7,934

Deferred tax assets:
Net operating losses	8,746
Purchase accounting liabilities	428

Total deferred tax assets	9,174
Valuation allowance for deferred tax assets	(1,240)

Net deferred tax assets	7,934

Net deferred tax liabilities	€—

NTL IRELAND
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
(amounts in thousands)

     At December 31, 2004, NTL Ireland had a valuation allowance against its deferred tax assets to the extent it was not more likely than not that such assets would be realized in the future. To the extent NTL Ireland realizes a benefit attributable to the valuation allowance that existed as of January 10, 2003, such benefit would reduce intangible assets existing at that date, then be credited to paid in capital. Substantially all of the valuation allowance at December 31, 2004 would be treated in this way. In 2004, NTL Ireland recognized such a benefit to the extent of €2,460 resulting in a deferred tax expense and a reduction in customer lists of this amount.

     On the adoption of Fresh Start reporting, adjustments were made to NTL Ireland’s deferred tax balance. The net effect of these adjustments was to reduce the deferred tax liability to €nil.

     At December 31, 2004, NTL Ireland had net operating loss carryforwards of approximately €70 million that have no expiration date. Pursuant to Irish law, these losses are only available to offset income of the same type that generated the loss.

     The reconciliation of income taxes computed at Irish statutory rates to income tax expense for the year ended December 31, 2004 is as follows:

Expense at Irish statutory rate (12.5%)	€2,207
Effects of:
Expenses not deductible for tax purposes	261
Income taxable at higher rates	125

€2,593

9. Related Party Transactions

     NTL Ireland comprises indirect wholly-owned subsidiaries of NTL. NTL charges NTL Ireland for interconnect costs and other related expenses. The following information summarizes NTL Ireland’s significant related party transactions for the year ended December 31, 2004:

Charged to NTL Ireland	€4,325

     Intercompany interest is charged to NTL Ireland by NTL and its affiliates based on intercompany debt balances. Intercompany interest expense is calculated using a weighted average interest rate of external borrowings by NTL and its affiliates.

     The following information summarizes the amounts due to NTL and its affiliates as of December 31, 2004:

Amounts due from affiliates	€39,292

Accrued interest	3,791
Amounts due to affiliates	5,497

Notes payable to affiliates	116,708

NTL IRELAND
NOTES TO COMBINED FINANCIAL STATEMENTS (continued)
(amounts in thousands)

10. Commitments and Contingent Liabilities

     At December 31, 2004, NTL Ireland was committed to pay approximately € 7,129 for equipment and services. The aggregate amount of the fixed and determinable portions of these obligations for the succeeding five fiscal years is as follows:

Year ended December 31:
2005	€2,999
2006	4,130
2007	—
2008	—
2009	—

€7,129

     NTL Ireland is involved in certain disputes and litigation arising in the ordinary course of its business. None of these matters are expected to have a material adverse effect on NTL Ireland’s financial position, results of operations or cash flows.

LIBERTY MEDIA INTERNATIONAL, INC.

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
General
The accompanying unaudited condensed pro forma combined financial statements of Liberty Media International, Inc. (LMI) reflect the pro forma effects of (i) the July 1, 2004 acquisition of Suez-Lyonnaise Télécom SA (Noos), (ii) the April 1, 2005 acquisition of the remaining 19.9% minority interest in UPC Broadband France SAS (UPC Broadband France), (iii) the January 1, 2005 consolidation of LMI/Sumisho Super Media LLC (Super Media) and Jupiter Telecommunications Co., Ltd. (J:COM), (iv) the April 29, 2005 sale of LMI’s interests in Torneos y Competeneias S.A. (TyC) and Fox Pan American Sports, LLC (FPAS) and (v) UGC’s consolidation of MS Irish Cable Holdings B.V. (MS Irish Cable) in connection with MS Irish Cable’s May 9, 2005 acquisition of NTL Communications (Ireland) Limited, NTL Irish Networks Limited and certain related assets (together, NTL Ireland) (collectively, the Consummated Transactions).
The following unaudited condensed pro forma combined balance sheet of LMI, dated as of December 31, 2004, assumes that the consolidation of Super Media and J:COM, the acquisition of the remaining 19.9% minority interest in UPC Broadband France, the sale of LMI’s interests in TyC and FPAS, and UGC’s consolidation of MS Irish Cable were effective as of such date. The following unaudited condensed pro forma combined statement of operations of LMI for the year ended December 31, 2004 includes the pro forma effects of the Consummated Transactions, as if each of such transactions were effective as of January 1, 2004.

The unaudited pro forma results do not purport to be indicative of the financial position and results of operations that LMI will obtain in the future, or that LMI would have obtained if the Consummated Transactions were effective as of the dates indicated above. These unaudited condensed pro forma combined financial statements of LMI have been derived from and should be read in conjunction with the historical consolidated financial statements and related notes thereto of LMI, J:COM, Noos and the historical combined financial statements and related notes thereto of NTL Ireland. The historical consolidated financial statements and related notes thereto of LMI and J:COM are included in LMI’s Annual Report on Form 10-K/A (Amendment No. 3). The historical combined financial statements and related notes thereto of NTL Ireland are included elsewhere herein and the historical consolidated financial statements and related notes thereto of Noos are included in LMI’s Current Report on Form 8-K/A (Amendment No. 1) dated July 26, 2004.

Consummated Transactions
Acquisitions of Noos and the Remaining 19.9% Minority Interest in UPC Broadband France
Noos Acquisition. On July 1, 2004, UPC Broadband France SAS (UPC Broadband France), an indirect wholly owned subsidiary of LMI's majority owned subsidiary, UnitedGlobalCom, Inc. (UGC) and the owner of UGC’s French cable television operations, acquired Noos from Suez SA (Suez). Noos is a provider of digital and analog cable television services and high-speed internet access services in France. The final purchase price for a 100% interest in Noos was approximately €567,102,000 ($689,989,000 at July 1, 2004), consisting of €487,085,000 ($592,633,000 at July 1, 2004) in cash, a 19.9% equity interest in UPC Broadband France valued at approximately €71,339,000 ($86,798,000 at July 1, 2004) and €8,678,000 ($10,558,000 at July 1, 2004) in direct acquisition costs.
UGC accounted for this transaction as the acquisition of an 80.1% interest in Noos and the sale of a 19.9% interest in UPC Broadband France. Under the purchase method of accounting, the final purchase price was allocated to the acquired identifiable tangible and intangible assets and liabilities based upon their respective fair values.
Acquisition of Remaining Minority Interest in UPC Broadband France. On April 6, 2005, UGC purchased the remaining 19.9% minority interest in UPC Broadband France for €90,105,000 ($116,189,000 at the transaction date) in cash. This acquisition will be accounted for as a “step acquisition” by UGC of the remaining 19.9% minority interest in UPC Broadband France. As UPC Broadband France was a consolidated subsidiary of UGC at December 31, 2004, the purchase price will first be applied to eliminate the minority interest in UPC Broadband France from the consolidated balance sheet of UGC, and the remaining purchase price will be allocated on a pro rata basis to the identifiable assets and liabilities of UPC Broadband France based upon their respective fair values at April 6, 2005 and the 19.9% minority interest in UPC Broadband France acquired by UGC on that date. Any excess purchase price that remains after amounts have been allocated to the net identifiable assets of UPC Broadband France will be recorded as goodwill. The preliminary purchase price allocation reflected in the accompanying unaudited condensed pro forma combined financial statements is subject to adjustment based upon the final assessment of the fair values of UPC Broadband France’s identifiable assets and liabilities.

Consolidation of Super Media/J:COM.
J:COM owns and operates broadband businesses in Japan. On December 28, 2004, LMI’s 45.45% ownership interest in J:COM, and a 19.78% interest in J:COM owned by Sumitomo Corporation (Sumitomo) were combined in Super Media. Super Media’s investment in J:COM was originally recorded at the respective historical cost bases of LMI and Sumitomo on the date that their J:COM interests were combined in Super Media. As a result of these transactions, LMI held a 69.68% noncontrolling interest in Super Media, and Super Media held a 65.23% controlling interest in J:COM at December 31, 2004. At December 31, 2004, Sumitomo also held a 12.25% direct interest in J:COM and Microsoft Corporation (Microsoft) held a 19.46% beneficial interest in J:COM.
Due to certain veto rights held by Sumitomo, LMI accounted for its 69.68% ownership interest in Super Media using the equity method of accounting at December 31, 2004. On February 18, 2005, J:COM announced an initial public offering of its common shares in Japan. Under the terms of the operating agreement of Super Media, LMI’s casting or tie-breaking vote with respect to decisions of the management committee became effective upon this announcement. Super Media is managed by a management committee consisting of two members, one appointed by LMI and one appointed by Sumitomo. From and after February 18, 2005, the management committee member appointed by LMI has a casting or deciding vote with respect to any management committee decision on which LMI and Sumitomo are unable to agree. Certain decisions with respect to Super Media will continue to require the consent of both members rather than the management committee. These include any decision to engage in any business other than holding J:COM shares, sell J:COM shares, issue additional units in Super Media, make in-kind distributions or dissolve Super Media, in each case other than as contemplated by the Super Media operating agreement.
As a result of the above-described change in the governance of Super Media, LMI began accounting for Super Media and J:COM as consolidated subsidiaries effective January 1, 2005.
On March 23, 2005, Sumitomo contributed additional J:COM shares to Super Media, increasing Sumitomo’s interest in Super Media to 32.4%, and decreasing LMI’s interest in Super Media to 67.6%. Sumitomo is obligated to contribute to Super Media all of its remaining equity interest in J:COM during 2005. Sumitomo and LMI are generally required to contribute to Super Media any additional shares of J:COM that either party acquires and to permit the other party to participate in any additional acquisition of J:COM shares during the term of Super Media. Also on March 23, 2005, J:COM completed an initial public offering of its common shares. After giving effect to Sumitomo’s additional contribution of J:COM shares to Super Media and the consummation of J:COM’s initial public offering, including the subsequent exercise of the underwriters’ overallotment option, Super Media’s ownership interest in J:COM is 54.46%. The accompanying unaudited condensed pro forma combined financial statements do not give effect to the proceeds received by J:COM in connection with the initial public offering or to the changes referred to in this paragraph with respect to (i) LMI’s ownership interest in Super Media, or (ii) Super Media’s ownership interest in J:COM.
Sale of Equity Interests in TyC and FPAS
On April 29, 2005, LMI sold its entire equity interest in Fox Pan American Sports, LLC (FPAS), and a $4 million convertible subordinated note issued by FPAS, to another unaffiliated member of FPAS for a cash purchase price of $5,000,000. In addition, LMI’s majority owned subsidiary, Liberty Programming Argentina, LLC (LPA LLC), sold its entire equity interest in TyC to an unrelated entity for total consideration of $20,940,000, consisting of $13,000,000 in cash and a $7,940,000 secured promissory note issued by FPAS and assigned to LMI by the purchaser. The minority owner of LPA LLC is entitled to approximately $4,399,000 of the total consideration received in connection with the sale of TyC. TyC is an independent producer of Argentine sports and entertainment programming. FPAS develops and operates multiple Spanish language subscription television and radio services and is a principal customer of TyC. Prior to the consummation of these transactions, LMI used the equity method to account for TyC and FPAS.
UGC’s Consolidation of MS Irish Cable

On May 9, 2005, UGC announced that its subsidiary UPC Ireland B.V. (UPC Ireland) had signed a sale and purchase agreement to acquire MS Irish Cable Holdings B.V. (MS Irish Cable), subject to regulatory approval. MS Irish Cable, an affiliate of Morgan Stanley, owns NTL Communications (Ireland) Limited, NTL Irish Networks Limited and certain related assets (together NTL Ireland), which MS Irish Cable acquired from the NTL Group on May 9, 2005. NTL Ireland, Ireland’s largest cable television operator, provides cable television and broadband Internet services to residential customers and managed network services to corporate customers. Certain obligations of UPC Ireland are guaranteed by UGC’s subsidiary United Pan Europe Communications, N.V. (UPC).

MS Irish Cable acquired NTL Ireland on May 9, 2005 for approximately €325 million ($416,485,000 at May 9, 2005) in cash, excluding an adjustment for cash in the business at closing. On that date, UPC Ireland loaned MS Irish Cable approximately €338.6 million ($433,913,000 at May 9, 2005) to fund the purchase price for NTL Ireland and MS Irish Cable’s working capital needs pursuant to a loan agreement (the Loan Agreement). Interest accrues annually on the loan in an amount equal to 100% of MS Irish Cable’s profits for the interest period and becomes payable on the date of repayment or prepayment of the loan. The final maturity of the loan is May 9, 2065, but the indebtedness incurred under the Loan Agreement may be prepaid at any time without penalty. Amounts outstanding under the Loan Agreement and related interest are eliminated in UGC’s consolidation of MS Irish Cable.

     UPC Ireland’s acquisition of MS Irish Cable from MS Irish Cable’s parent company, Morgan Stanley Dean Witter Equity Funding, Inc. (MSDW Equity), is subject to receipt of applicable Irish regulatory approval. Upon closing, UPC Ireland will pay MSDW Equity, as consideration for all of the outstanding share capital of MS Irish Cable and any MS Irish Cable indebtedness owed to MSDW Equity and its affiliates, an amount (the Purchase Price) equal to MSDW Equity’s net investment in MS Irish Cable plus interest on the amount of the net investment at a rate per annum equal to EURIBOR + 1.2%, compounded daily, for the period of its investment through the date of the disposition, together with any value added tax thereon plus an amount equal to certain costs and expenses incurred by MSDW Equity in connection with the transaction.

If regulatory approval for UPC Ireland’s acquisition of MS Irish Cable (including its subsidiary NTL Ireland) is not received by February 3, 2006 or, if prior to that date, the appropriate authority has expressly and conclusively refused to grant the necessary approval, MSDW Equity may sell its direct or indirect interest in NTL Ireland to any third party for such consideration and on such terms and conditions as MSDW Equity determines in its sole discretion. UPC Ireland has agreed to make MSDW Equity whole with respect to any economic effect on MSDW Equity regarding the acquisition, ownership and subsequent transfer of the NTL Ireland interest. In connection with such a sale of the NTL Ireland interest to a third party, UPC Ireland has granted MSDW Equity an option to require UPC Ireland to sell to MSDW Equity or its nominee (the Call Option) all of UPC Ireland’s interest in the indebtedness owed to it under the Loan Agreement at a price equal to the total consideration (including the amount of debt directly or indirectly assumed) that MSDW Equity and its affiliates will receive for sale or liquidation of the direct or indirect NTL Ireland interest, less the Purchase Price and the amount of certain expenses and costs, without duplication, incurred by MSDW Equity and its affiliates in connection with the sale, ownership and earlier acquisition of NTL Ireland and a customary advisory fee to be agreed upon. UPC Ireland’s obligations under the Call Option are secured by a security assignment of UPC Ireland’s right to the receivable under the Loan Agreement and a Dutch pledge over such receivable.

In connection with the transaction, UPC Ireland has agreed to pay MSDW Equity or its affiliates an arrangement fee of €4.0 million ($5,126,000 at May 9, 2005) and €150,000 ($192,000 at May 9, 2005) for each month that MS Irish Cable holds its interest in NTL Ireland as well as to reimburse it for its reasonable costs and expenses associated with the transaction. UPC Ireland has agreed to indemnify MSDW Equity and its affiliates with respect to any losses, liabilities and taxes incurred in connection with the transaction.

The make whole arrangement with MSDW Equity is considered to be a variable interest in MS Irish Cable, which is a variable interest entity under the provisions of FASB Interpretation No. 46R (FIN 46R). As UGC is responsible for any losses to be incurred by MSDW Equity in connection with its acquisition, ownership and ultimate disposition of NTL Ireland, UGC is required to consolidate MS Irish Cable and its subsidiaries, including NTL Ireland, as of the closing date of MS Irish Cable’s acquisition of NTL Ireland. If MS Irish Cable reports consolidated net earnings during periods in which the make whole arrangement is in effect, UGC will allocate the full amount of any such net earnings to minority interests’ share of earnings. However, if MS Irish Cable reports a consolidated net loss, UGC will not allocate any portion of such net loss to the minority interests’ share of losses.

MS Irish Cable’s acquisition of NTL Ireland will be accounted for using the purchase method of accounting. Under this method, the purchase price will be allocated to the identifiable assets and liabilities of NTL Ireland based upon their respective fair values at May 9, 2005. Any excess purchase price that remains after amounts have been allocated to the net identifiable assets of NTL Ireland will be recorded as goodwill. The preliminary purchase price allocation reflected in the accompanying unaudited condensed pro forma combined financial statements is subject to adjustment based upon the final assessment of the fair values of NTL Ireland’s identifiable assets and liabilities.

The accompanying unaudited condensed pro forma combined pro forma financial statements give effect to UGC’s consolidation of MS Irish Cable pursuant to FIN 46R. However no pro forma adjustments have been reflected to give effect to UPC Ireland’s contemplated acquisition of MS Irish Cable.

LIBERTY MEDIA INTERNATIONAL, INC.
Unaudited Condensed Pro Forma Combined Balance Sheet
December 31, 2004

				Pro forma
	Historical			(Consummated Transactions)
				Adjustments -
				increase (decrease)
				Super Media/		UPC Broadband		TyC/		MS Irish Cable		As
	LMI	J:COM	NTL Ireland	J:COM		France		FPAS		(NTL Ireland)		adjusted
	as restated*
	amounts in thousands
Assets:
Cash and cash equivalents	$2,531,486	101,749	7,627	—		(116,189	)(5)	13,601	(6)	(439,550	)(7)	2,098,724
Receivables and other current assets	661,097	165,535	69,500	—		—		—		(53,582	)(7)	842,550
Investments and related receivables	2,704,250	65,178	—	(2,517	)(1)	—		(22,667	)(6)	—		1,694,293
				(1,049,951	)(2)
Property and equipment, net	4,303,099	2,441,196	168,511	—		—		—		—		6,912,806
Intangible assets not subject to amortization	2,897,953	1,373,486	—	501,799	(3)	22,661	(5)	—		298,274	(7)	5,094,173
Other assets	604,478	142,392	17,924	—		—		7,940	(6)	—		772,734

Total assets	$13,702,363	4,289,536	263,562	(550,669)		(93,528)		(1,126)		(194,858)		17,415,280

Liabilities and Stockholders’ Equity:
Current liabilities	$1,421,092	375,794	235,882	(2,517	)(1)	—		—		(171,821	)(7)	1,858,430
Debt, excluding current portion	4,955,919	2,112,722	—	—		—		—		—		7,068,641
Deferred income tax liabilities, excluding current portion	458,138	—	—	—		—		—		—		458,138
Other liabilities	409,998	440,371	4,643	—		—		—		—		855,012

Total liabilities	7,245,147	2,928,887	240,525	(2,517)		—		—		(171,821)		10,240,221

Minority interests in subsidiaries	1,216,710	9,513	—	802,984	(4)	(93,528	)(5)	(2,801	)(6)	—		1,932,878

Stockholders’ Equity:
Common stock	1,758	—	—	—		—		—		—		1,758
Additional paid-in capital	7,001,635	—	—	—		—		—		—		7,001,635
Accumulated deficit	(1,649,007)	—	—	—		—		(53,884	)(6)	—		(1,702,891)
Accumulated other comprehensive loss, net of taxes	14,010	—	—	—		—		55,559	(6)	—		69,569
Treasury stock	(127,890)	—	—	—		—		—		—		(127,890)
J:COM equity	—	1,351,136	—	(1,351,136	)(2)	—		—		—		—
NTL equity	—	—	23,037	—		—		—		(23,037	)(7)	—

Total stockholders’ equity	5,240,506	1,351,136	23,037	(1,351,136)		—		1,675		(23,037)		5,242,181

Total liabilities and stockholders’ equity	$13,702,363	4,289,536	263,562	(550,669)		(93,528)		(1,126)		(194,858)		17,415,280

*	See note 23 to the consolidated financial statements of LMI, included in its Annual Report on Form 10-K/A (Amendment No. 3).
See notes to unaudited condensed pro forma combined financial statements.

LIBERTY MEDIA INTERNATIONAL, INC.
Unaudited Condensed Pro Forma Combined Statement of Operations
Year ended December 31, 2004

					Pro forma
	Historical				(Consummated Transactions)
					Adjustments -
					increase (decrease)
							UPC		Super				MS Irish
				NTL			Broadband		Media/		TyC/		Cable (NTL		As
	LMI	Noos**	J:COM	Ireland	Noos**		France		J:COM		FPAS		Ireland)		adjusted
	as restated*
	amounts in thousands, except per share amounts
Revenue	$2,644,284	199,880	1,504,709	132,098	—		—		—		—		—		4,480,971
Operating, selling, general and administrative expenses	(1,756,136)	(147,126)	(915,112)	(87,981)	—		—		—		—		—		(2,906,355)
Stock compensation	(142,762)	—	(783)	—	—		—		—		—		—		(143,545)
Depreciation and amortization	(960,888)	(73,052)	(378,868)	(20,114)	(2,978	)(8)	—		—		—		—		(1,435,900)
Other operating expenses	(98,371)	—	—	—	—		—		—		—		—		(98,371)

Operating income (loss)	(313,873)	(20,298)	209,946	24,003	(2,978)		—		—		—		—		(103,200)

Other income (expense):
Interest expense	(307,015)	(40,394)	(94,958)	(4,704)	37,702	(9)	—		9,428	(13)	—		4,704	(16)	(395,237)
Share of earnings of affiliates, net	38,710	—	5,677	—	—		—		(45,092	)(14)	23,488	(14)	—		22,783
Gain on exchange of investment security	178,818	—	—	—	—		—		—		—		—		178,818
Gain on extinguishment of debt	35,787	—	—	—	—		—		—		—		—		35,787
Other, net	164,730	727	337	2,610	—		—		(9,428	)(13)	—		—		158,976

	111,030	(39,667)	(88,944)	(2,094)	37,702		—		(45,092)		23,488		4,704		1,127

Earnings (loss) before income tax and minority interest	(202,843)	(59,965)	121,002	21,909	34,724		—		(45,092)		23,488		4,704		(102,073)
Income tax benefit (expense)	17,449	(101)	(17,315)	(3,218)	—	(10)	—	(10)	15,640	(10)	—	(10)	(588	)(10)	11,867
Minority interests in losses (earnings) of subsidiaries	167,336	—	(4,231)	—	11,759	(11)	(3,844	)(12)	(54,251	)(15)	—		(22,807	)(17)	93,962

Net earnings (loss)	$(18,058)	(60,066)	99,456	18,691	46,483		(3,844)		(83,703)		23,488		(18,691)		3,756

Earnings (loss) per common share	$(0.11)														0.02

Weighted average shares outstanding (18)	162,481														162,481

*	See note 23 to the consolidated financial statements of LMI, included in its Annual Report on Form 10-K/ A (Amendment No. 3).

**	For the 6 months ended June 30, 2004.
See notes to unaudited condensed pro forma combined financial statements.

LIBERTY MEDIA INTERNATIONAL, INC.
Notes to Unaudited Condensed Pro Forma Combined Financial Statements
December 31, 2004

(1)	Represents the elimination of intercompany balances between LMI and J:COM.

(2)	Represents the elimination of LMI’s equity method investment in J:COM and the elimination of J:COM’s stockholders’ equity.

(3)	Represents the increase in goodwill for the aggregate amount of the excess of Super Media’s investment in J:COM over its proportionate share of J:COM’s equity. Super Media’s investment in J:COM was originally recorded at the respective historical cost bases of LMI and Sumitomo on the date that their J:COM interests were combined in Super Media.

(4)	Represents the minority interests in Super Media and J:COM, as set forth below (amounts in thousands):

Minority interest in J:COM	$480,457
Minority interest in Super Media	322,527

$802,984

(5)	Represents the adjustments required to reflect the acquisition of the remaining 19.9% minority interest in UPC Broadband France for a cash payment of €90,105,000 ($116,189,000 at the transaction date). For purposes of these unaudited condensed pro forma combined financial statements, it has been assumed that the historical cost of UPC Broadband France’s existing assets and liabilities approximate their fair value. Accordingly, the excess purchase price, after the elimination of the carrying value of the UPC Broadband France minority interest, has been allocated to goodwill. Consistent with the requirements of Statement of Financial Accounting No. 142, Goodwill and Other Intangible Assets (Statement 142), the unaudited condensed pro forma combined statements of operations do not reflect any amortization of this goodwill. The final allocation of the purchase price will be based upon appraisals and may result in the allocation of consideration to identifiable assets and liabilities, including assets with definitive lives. To the extent that consideration is allocated to assets with definitive lives, the final allocation of the purchase price could result in additional depreciation and or amortization expense that in turn would result in higher operating losses, net losses and net loss per share in subsequent periods. For example, if the entire excess consideration of $22,661,000 had been allocated to property and equipment that had a weighted average life of 10 years, the accompanying unaudited condensed pro forma combined statements of operations of LMI for the year ended December 31, 2004 would have reflected (i) an increase in the pro forma operating loss of $2,261,000; (ii) a decrease in the pro forma net earnings of $2,261,000; and (iii) a decrease in the pro forma earnings per common share of $0.01.

(6)	On April 29, 2005, LMI sold its entire equity interest in FPAS, and a $4 million convertible subordinated note issued by FPAS, to another unaffiliated member of FPAS for a cash purchase price of $5,000,000. In addition, LMI’s majority owned subsidiary, LPA LLC, sold its entire equity interest in TyC to an unrelated entity for total consideration of $20,940,000, consisting of $13,000,000 in cash and a $7,940,000 secured promissory note issued by FPAS and assigned to LMI by the purchaser. The minority owner of LPA LLC is entitled to approximately $4,399,000 of the total consideration received in connection with the sale of TyC. At December 31, 2004, the carrying value of LMI’s investment in (i) the equity of TyC was $18,000,000 and (ii) the debt and equity of FPAS was $4,667,000. In addition, cumulative foreign currency translation losses related to TyC of $86,446,000, net of related taxes of $30,887,000, were included in accumulated other comprehensive earnings, net of taxes at December 31, 2004. The adjustments required to the unaudited condensed pro forma combined balance sheet to account for the disposition of LMI’s interests in TyC & FPAS are as follows:

	TyC	FPAS	Total

	amounts in thousands
Record cash consideration allocable to LMI	$8,601	5,000	13,601
Record promissory note from FPAS	7,940	—	7,940
Eliminate investments in TyC and FPAS	(18,000)	(4,667)	(22,667)
Eliminate cumulative foreign currency translation losses related to TyC, net of taxes, from accumulated comprehensive earnings	(55,559)	—	(55,559)
Adjust minority interest in LPA LLC to zero	2,801	—	2,801

Record decrease (increase) in accumulated deficit resulting from nonrecurring gain (loss) incurred in connection with the dispositions	$(54,217)	333	(53,884)

The increase to LMI’s accumulated deficit presented above, which is directly attributable to the disposition of TyC and FPAS, has not been reflected in the unaudited condensed pro forma combined statement of operations due to its nonrecurring nature.

(7)	As a result of the make whole arrangement between UPC Ireland and MSDW Equity that was entered into in connection with MS Irish Cable’s May 9, 2005 acquisition of NTL Ireland, UGC is required to consolidate MS Irish Cable. The details in U.S. dollars of MS Irish Cable’s purchase price to acquire NTL Ireland are as follows (based on May 9, 2005 exchange rate):

amounts in thousands
Cash consideration	$416,485
Direct acquisition costs (including a $5,126,000 arrangement fee paid to MSDW Equity)	15,438
Adjustment for acquired cash of NTL Ireland	7,627

Total purchase price	$439,550

LIBERTY MEDIA INTERNATIONAL, INC.
Notes to Unaudited Condensed Pro Forma Combined Financial Statements — (Continued)
December 31, 2004

The adjustments required to the unaudited condensed pro forma combined balance sheet to account for UGC’s consolidation of MS Irish Cable and MS Irish Cable’s acquisition of NTL Ireland are as follows (amounts in thousands):

Record purchase price paid by nonconsolidating owner (MSDW Equity) as an increase to minority interest	$439,550
Record elimination of NTL Ireland equity	(23,037)
Record elimination of amounts due from former parent	53,582
Record elimination of amounts due to former parent	(171,821)

Record goodwill	$298,274

For purposes of these unaudited condensed pro forma combined financial statements, it has been assumed that the historical cost of NTL Ireland’s existing assets and liabilities approximate their fair value. Accordingly, the excess purchase price has been allocated to goodwill. Consistent with the requirements of Statement 142, the unaudited condensed pro forma combined statements of operations do not reflect any amortization of this goodwill. The final allocation of the purchase price will be based upon appraisals and may result in the allocation of consideration to identifiable assets and liabilities, including assets with definitive lives. To the extent that consideration is allocated to assets with definitive lives, the final allocation of the purchase price could result in additional depreciation and or amortization expense that in turn would result in higher operating losses. As long as the make whole arrangement is in effect, any such additional depreciation or amortization expense would only impact LMI’s net earnings (loss) in periods in which MS Irish Cable incurs net losses. As mentioned in the headnote to these unaudited condensed pro forma combined financial statements, UGC will allocate the full amount of MS Irish Cable’s net earnings to minority interests’ share of earnings.

(8)	The pro forma adjustment to depreciation and amortization expense consists of the depreciation and amortization of Noos purchase price allocations to property and equipment (estimated weighted average life of 9.5 years) and amortizable intangible assets (estimated lives ranging from 3 to 6 years).

(9)	Represents the elimination of $40,394,000 of Noos’ historical interest expense, as UPC Broadband France did not assume the related debt, less $2,692,000 of interest expense on the debt incurred by UGC to finance a portion of the Noos acquisition.

(10)	Represents the tax effects of the pro forma adjustments related to the consolidation of (i) Super Media and J:COM and (ii) MS Irish Cable (NTL Ireland). The pro forma adjustments associated with the (i) acquisitions of Noos and the remaining 19.9% minority interest in UPC Broadband France and (ii) sale of LMI’s equity interests in TyC and FPAS, are expected to have no significant impact on pro forma income tax benefit (expense) due primarily to the fact that the pro forma adjustments relate to jurisdictions where valuation allowances have been provided against deferred tax assets.

(11)	Represents the share of Noos’ pro forma operating results for the six months ended June 30, 2004 that is allocable to the owners of the minority interests in UGC.

(12)	Represents the pro forma adjustment to eliminate the minority interest’s $7,172,000 share of UPC Broadband France’s historical net loss for the six months ended December 31, 2004, and to reflect the $3,328,000 share of such adjustment that is allocable to the owners of the minority interests in UGC.

(13)	Represents the elimination of (i) intercompany interest on shareholder loans between J:COM and LMI and (ii) guarantee fees earned by LMI from J:COM.

(14)	Represents the elimination of LMI’s (i) share of earnings of J:COM as a result of the consolidation of Super Media and J:COM and (ii) share of losses of TyC and FPAS as a result of LMI’s sale of its equity interests in TyC and FPAS.

(15)	Represents pro forma adjustments to minority interests in losses (earnings) of subsidiaries as a result of the consolidation of Super Media and J:COM as follows (amounts in thousands):

Minority interest in J:COM (34.77%)	$(34,581)
Minority interest in Super Media (30.32%)	(19,670)

$(54,251)

(16)	Represents the elimination of intercompany interest on loans and other advances between NTL Ireland and its former parent.

(17)	Represents the allocation of 100% of the net income of MS Irish Cable to the nonconsolidating owner (MSDW Equity).

(18)	The historical and pro forma weighted average shares outstanding assume that the June 7, 2004 distribution of LMI common stock to the stockholders of Liberty Media Corporation occurred on January 1, 2004.

Index to Exhibits

Exhibit No.	Description

10.1	Sale and Purchase Agreement dated May 9, 2005, among, Morgan Stanley Dean Witter Equity Funding, Inc., UPC Ireland B.V. and United Pan Europe Communications N.V. (Incorporated by reference to Exhibit 99.1 to the Form 8-K, dated May 9, 2005, of UnitedGlobalCom, Inc. (UGC)) (File No. 000-496-58)

10.2	Loan Agreement dated May 9, 2005, between MS Irish Cable Holdings B.V. and UPC Ireland B.V. (Incorporated by reference to Exhibit 99.2 to the Form 8-K, dated May 9, 2005, of UGC) (File No. 000-496-58)

23.1	Consent of Ernst & Young